Exhibit 10.4

March 5, 2014

To:	Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 1300
San Diego, California 92108
	Attn:	Paul Grinberg, Chief Financial Officer
	Telephone:	858-309-6904
	Facsimile:	858-309-6977

From:
Société Générale
245 Park Avenue
New York, NY 10167

Re:	Base Capped Call Transaction
(Transaction Reference Number: )

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Société Générale (“Dealer”) and Encore Capital Group, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Dealer is acting as principal and SG Americas Securities, LLC (“Agent”), its affiliate, is acting as agent for Dealer for the Transaction under this Confirmation.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated March 5, 2014, (the “Offering Memorandum”) relating to the 2.875% Convertible Senior Notes due 2021 (as originally issued by Counterparty, the “Convertible Securities” and each USD1,000 principal amount of Convertible Securities, a “Convertible Security”) issued by Counterparty in an aggregate initial principal amount of USD 140,000,000.00 (as increased by up to an aggregate principal amount of USD 21,000,000.00 if and to the extent that the Initial Purchasers exercise their option to purchase additional Convertible Securities pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated March 11, 2014 between Counterparty and Union Bank, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for (i) the elections set forth in this Confirmation and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer and to Counterparty as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement and (y) the “Threshold Amount” with respect to Dealer were three percent (3%) of shareholders’ equity of Société Générale as of the Trade Date and with respect to Counterparty were USD 10,000,000). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 5, 2014

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “ECPG”).

Number of Options:	140,000

Number of Shares:	As of any date, the product of (i) the Number of Options, (ii) the Conversion Rate and (iii) the Applicable Percentage.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 13.03 or 13.04(h) of the Indenture.

Strike Price:	The “Conversion Price” (as defined in the Indenture, but without regard to any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 13.03 or 13.04(h) of the Indenture).

Cap Price:	USD 83.1425

Applicable Percentage:	30.0%

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (such Convertible Securities, each in denominations of USD1,000 principal amount, the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to (i) the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount minus (ii) the sum of (A) the number of Relevant Conversion Options (as defined below), if any, and (B) the number of Applicable Conversion Options (as defined below), if any, in each case corresponding to such Conversion Date shall be automatically exercised.

Excluded Convertible Securities:	Convertible Securities surrendered for conversion on any date prior to the Free Convertibility Period that are not Make-Whole Convertible Securities (as defined below). The provisions of Section 8(a) below will apply to the exercise of any Options hereunder in connection with the conversion of any Excluded Convertible Securities.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture), subject to the provisions set forth opposite the caption “Notice of Exercise” below.

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the “Scheduled Trading Day” immediately preceding the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture) relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date (or, in the event there is no “Observation Period” (as defined in the Indenture) relating to such Convertible Securities, the second “Scheduled Trading Day” (as defined in the Indenture) immediately following such Conversion Date); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring on or after September 15, 2020 (the “Free Convertibility Date”), the Exercise Notice Deadline shall be the “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 12:00 noon, New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Convertible Securities being converted on the relevant Conversion Date (including, if applicable, whether all or any portion of such Convertible Securities are Convertible Securities as to which additional Shares would be added to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 13.03 of the Indenture (the “Make-Whole Convertible Securities”)), (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture); if any, provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring on or after the Free Convertibility Date, the contents of such notice shall be as set forth in clause (i) above. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, in the case of Options relating to Relevant Convertible Securities with a “Conversion Date” (as defined in the Indenture) occurring prior to the Free Convertibility Date, such notice (and the related exercise or termination, as the case may be, of Options hereunder) shall be effective if given after the Exercise Notice Deadline, but prior to 5:00 PM New York City time on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:	Unless Counterparty shall have notified Dealer in writing (i) in the case of Relevant Convertible Securities with a Conversion Date occurring prior to the Free Convertibility Date, in the related Notice of Exercise, within the applicable time period therefor set forth under “Notice of Exercise” above, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to such Relevant Convertible Securities or (ii) in the case of Relevant Convertible Securities with a Conversion Date occurring during the period beginning on and including the Free Convertibility Date and ending on and including the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Free Convertibility Period”), before 5:00 P.M. (New York City time) on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Free Convertibility Date of the irrevocable election by the Counterparty, in accordance with Section 13.02(a)(i) of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to such Relevant Convertible Securities, in either case of the immediately preceding clauses (i) or (ii), Counterparty shall be deemed to have notified Dealer of a “Combination Settlement” (as defined in the Indenture) with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 applicable to such Relevant Convertible Securities, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of
Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and/or Shares to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 13.02 of the Indenture; provided that the Settlement Date will not be prior to the “Scheduled Trading Day” (as defined in the Indenture) immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the product of (i) the Applicable Percentage and (ii) the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 13.02 of the Indenture and/or the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 13.02 of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 13.02(j) of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding, as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided that (i) if the Convertible Obligation exceeds the Capped Convertible Obligation, then the Delivery Obligation shall be the Capped Convertible Obligation; and (ii) the Convertible Obligation (and, for the avoidance of doubt, the Capped Convertible Obligation) shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Sections 13.03 or 13.04(h) of the Indenture (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); provided, further that if Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, pursuant to Section 13.05 of the Indenture or in connection with any proportional adjustments or the determination of the fair value of any securities, property, rights or other assets) (any such determination, calculation or adjustment, a “Counterparty Determination”), Counterparty shall consult with Dealer with respect thereto and, if the Calculation Agent disagrees in good faith with such Counterparty Determination, notwithstanding anything herein to the contrary, the Calculation Agent shall make the relevant determination, calculation or adjustment for purposes of this Transaction (and for the avoidance of doubt, such determination, calculation or adjustment shall be made (A) in accordance with the methodology set forth in the Indenture, except as set forth in this paragraph, and (B) using, where relevant, variables determined by the Calculation Agent).

Capped Convertible Obligation:	In respect of an Exercise Date occurring on a Conversion Date, the Convertible Obligation that would apply if the “Daily VWAP” for each “Trading Day” in the “Observation Period” (each as defined in the Indenture, subject to the provision set forth opposite the caption “Convertible Security Settlement Method” below) were the lesser of (x) the Cap Price and (y) the actual Daily VWAP for such Trading Day.

Applicable Limit:	Notwithstanding the provisions under “Delivery Obligation” above but subject to Section 8(a) below, in all events the Delivery Obligation for any Option shall be capped so that (i) an amount of cash in USD equal to the sum of (x) the number of Shares comprising such Delivery Obligation multiplied by the Applicable Limit Price on the Settlement Date for such Option and (y) the amount of cash in USD comprising such Delivery Obligation does not exceed (ii) an amount of cash in USD equal to the Applicable Percentage multiplied by the excess of (x) the aggregate of (A) the amount of cash, if any, payable to the holder of the related Relevant Convertible Security and (B) the number of Shares, if any, deliverable to the holder of the related Relevant Convertible Security multiplied by the Applicable Limit Price on the Settlement Date for such Option over (y) USD1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page ECPG <equity> (or any successor thereto).

Convertible Security Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 13.02(a) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty had made a Cash

Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Observation Period” (as defined in the Indenture) pursuant to Section 13.02 of the Indenture consisted of 100 “Trading Days” (as defined in the Indenture) commencing on (x) the second “Scheduled Trading Day” (as defined in the Indenture) after the Conversion Date for conversions occurring prior to the Free Convertibility Period or (y) the 102nd “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture) for conversions occurring during the Free Convertibility Period.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant “Observation Period” (as defined in the Indenture, subject to the provision set forth opposite the caption “Convertible Security Settlement Method” above), Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Free Convertibility Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or cash comprising the Convertible Obligations for all Exercise Dates occurring in such period on (i) if “Physical Settlement” applies to the related Relevant Convertible Securities, the “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) or (ii) if “Cash Settlement” or “Combination Settlement” applies to the related Relevant Convertible Securities, the “Trading Day” immediately following the last day of the relevant “Observation Period” (each as defined in the Indenture) (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to any Notice of Exercise or any Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to any Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, which shall not apply with respect to the Transaction, upon the occurrence of any event or condition set forth in Sections 13.04(a)-(e) or 13.05 of the Indenture that results in an adjustment under the Indenture, (i) the Calculation Agent shall make (A) an analogous adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (other than the Cap Price) and (B) a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A)

above; and (ii) the Calculation Agent may, in its commercially reasonable discretion but without duplication of any adjustment pursuant to clause (i) above, make any further adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions (as modified pursuant to this Confirmation) to the Cap Price (but, for the avoidance of doubt, to no other term relevant to the exercise, settlement or payment of any Option) to preserve the fair value of the Options to Dealer, after taking into account such Potential Adjustment Event; provided that in no event shall the Cap Price be less than the Strike Price.

Reasonably promptly upon the occurrence of any such event or condition set forth in Sections 13.04(a)-(e) or 13.05 of the Indenture, Counterparty shall notify the Calculation Agent of such event or condition; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such event or condition have been determined, Counterparty shall reasonably promptly notify the Calculation Agent in writing of the details of such adjustments.
Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, which shall not apply with respect to the Transaction, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” under Section 13.07(a) of the Indenture.

Consequences of Merger Events /Tender Offers:	Notwithstanding Sections 12.2, 12.3, and 12.4 of the Equity Definitions, which shall not apply with respect to the Transaction, upon the occurrence of a Merger Event that results in an adjustment under the Indenture, (i) the Calculation Agent shall make an analogous adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Sections 13.03 or 13.04(h) of the Indenture; and (ii) the Calculation Agent may, in its commercially reasonable discretion, make any further adjustment to the Cap Price (but, for the avoidance of doubt, to no other term relevant to the exercise, settlement or payment of any Option) consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable; provided that in no event shall the Cap Price be less than the Strike Price; provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Tender Offer:	Applicable

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest to occur of (i) the date on which the transaction described in any Announcement Event (as amended or modified) is cancelled, withdrawn, discontinued or otherwise terminated and (ii) the Expiration Date, Early Termination Date or other date of cancellation or termination in respect of each Option (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the cumulative economic effect on such Option of the Announcement Event (without duplication in respect of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction during the period from the Announcement Event to the Announcement Event Adjustment Date); provided that, for the avoidance of doubt (x) in no event shall the modification or amendment of the terms of a transaction described in an Announcement Event constitute a new, additional or different Announcement Event hereunder (but any such modification or amendment may be taken into account in determining the cumulative economic effect on such Option of the Announcement Event) and (y) the occurrence of an Announcement Event Adjustment Date in respect of the cancellation, withdrawal, discontinuation or other termination of the transaction described in an Announcement Event (as amended or modified) shall not preclude the occurrence of a later Announcement Date with respect to such transaction. If the Calculation Agent determines that such cumulative economic effect on any Option is material, then on the Announcement Event Adjustment Date for such Option, the Calculation Agent may make such adjustment to the Cap Price (but, for the avoidance of doubt, to no other term relevant to the exercise, settlement or payment of such Option) as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Option, as the case may be.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof, (iii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the following proviso to the end of clause (Y) thereof: “provided that such party has used good faith efforts to avoid such increased cost on terms reasonably acceptable to such party, as long as (i) such party would not incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, or any increase in margin or capital requirements), as reasonably determined by such party, in doing so, (ii) such party would not violate any applicable law, rule, regulation or policy of such party, as reasonably determined by such party, in doing so, (iii) such party would not suffer a material penalty, injunction, non-financial burden, reputational harm or other material adverse consequence in doing so, (iv) such party would not incur any material operational or administrative burden in doing so and (v) such party would not, in doing so, be required to take any action that is contrary to the intent of the law or regulation that is subject to the Change in Law”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

HedgingParty:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

DeterminingParty:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreementsand Acknowledgments
RegardingHedging Activities:	Applicable

AdditionalAcknowledgments:	Applicable

3. Calculation Agent: Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Company, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Company by e-mail to the e-mail address provided by Company in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

4. Account Details:

Dealer Payment Instructions:	Payments to:	SOCIETE GENERALE
	Correspondent:	SOCIETE GENERALE/New York SOGEUS33
	Beneficiary:	SOCIETE GENERALE/Paris SOGEFRPPHCM
	Account Number:	00187011

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: Paris

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty for purposes of this Confirmation:

To:	Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn:	Paul Grinberg, Chief Financial Officer
Telephone:	858-309-6904
Facsimile:	858-309-6977

With a copy to:

Attn:	Greg Call, General Counsel
Telephone:	858-569-3978
Facsimile:	858-309-6998

Address for notices or communications to Dealer for purposes of this Confirmation:

To:	Société Générale c/o SG Americas Securities, LLC 245 Park Avenue New York, NY 10167
Attn:	Sanjay Garg
Telephone:	212-278-5187
Facsimile:	212-278-5624

With a copy to:	Société Générale
c/o SG Americas Securities, LLC
245 Park Avenue
New York, NY 10167
Attn:	Rafal A. Nowak
Telephone:	212-278-7831
Facsimile:	212-278-7365

7. Representations, Warranties and Agreements:

(a) Each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of March 5, 2014, between Counterparty and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. as representatives of the initial purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) (i) On the Trade Date, (ii) during the “Observation Period” (as defined in the Indenture, subject to the provision set forth opposite the caption “Convertible Security Settlement Method” above) applicable to the Relevant Convertible Securities and (iii) in the event an Early Termination Date is designated due to an Additional Termination Event pursuant to Section 8(a)(ii) or 8(a)(iv), during a period starting on or about such Early Termination Date as reasonably determined by Dealer and notified to Counterparty (an “Early Termination Period”), in each case, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B), without limiting the generality of the immediately preceding clause (A), the Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b) and 102(b) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, and on each day during the “Observation Period” (as defined in the Indenture, subject to the provision set forth opposite the caption “Convertible Security Settlement Method” above) applicable to the Relevant Convertible Securities and any Early Termination Period, neither Counterparty nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) On or prior to the Effective Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) To Counterparty’s knowledge, based on due inquiry, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xii) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, and (C) has total assets of at least $50 million.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date, with respect to the matters set forth in Section 3(a) of the Agreement; provided that, such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, excepts and qualifications relating to indemnification provisions.

8. Other Provisions:

(a) Additional Termination Events.

(i) The occurrence of an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture that results in an acceleration of the Convertible Securities pursuant to the terms of the Indenture shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to Relevant Convertible Securities that are Make-Whole Convertible Securities shall constitute an Additional Termination Event as provided in this paragraph and shall not result in the exercise of any Options. Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event as an Early Termination Date (and Dealer shall use its commercially reasonable efforts to designate such Early Termination Date so that the related payment or delivery, as the case may be, hereunder in respect of the Relevant Conversion Options will occur on (or as promptly as reasonable practicable after) the related settlement for the conversion of the Relevant Convertible Securities) with respect to the portion of the Transaction corresponding to a number of Options (the “Relevant Conversion Options”) equal to the lesser of (A) the aggregate principal amount of Relevant Convertible Securities specified in such Notice of Exercise, divided by USD1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Relevant Conversion Options. Any payment hereunder with respect to such termination (the “Conversion Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction (except that, for purposes of this Section 8(a)(ii), the provisions opposite the caption “Applicable Limit” above shall be deemed to be deleted from this Confirmation) and a Number of Options equal to the number of Relevant Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 13.03 or 13.04(h) of the Indenture); provided that, the Conversion Unwind Payment shall not be greater than (x) the Applicable Percentage multiplied by (y) the number of Relevant Conversion Options multiplied by (z) the excess of (I) the “Conversion Rate” (as defined in the Indenture taking into account any adjustments thereto pursuant to Section 13.03 of the Indenture), multiplied by the Applicable Limit Price on the settlement date for the cash and/or Shares to be delivered pursuant to Section 13.02 of the Indenture in respect of the Relevant Convertible Securities relating to such Conversion Unwind Payment, over (II) USD1,000.

(iii) Within five Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty shall notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Securities subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that such Repayment Notice shall contain an acknowledgement by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and 10(b) of the Exchange Act and the rules and regulations promulgated thereunder and shall remake the representations set forth in Section 7(a)(i)(A), in each case in respect of such repurchase and delivery of such Repayment Notice. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Securities specified in such Repayment Notice, divided by USD1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. “Repayment Event” means that (i) any Convertible Securities are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Securities are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (for any reason other than as a result of an acceleration of the Convertible Securities that results in an Additional Termination Event pursuant to the preceding Section 8(a)(i)), or (iv) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Securities pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(iv) Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to Relevant Convertible Securities that are Excluded Convertible Securities shall constitute an Additional Termination Event as provided in this paragraph and shall not result in the exercise of any Options. Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event as an Early Termination Date (and Dealer shall use its commercially reasonable efforts to designate such Early Termination Date so that the related payment or delivery, as the case may be, hereunder in respect of the Applicable Conversion Options will occur on (or as promptly as reasonable practicable after) the related settlement for the conversion of the Excluded Convertible Securities) with respect to the portion of the Transaction corresponding to a number of Options (the “Applicable Conversion Options”) equal to the lesser of (A) the aggregate principal amount of Excluded Convertible Securities specified in such Notice of Exercise, divided by USD1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Applicable Conversion Options. Any payment hereunder with respect to such termination (the “Early Conversion Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction (except that, for purposes of this Section 8(a)(iv), the provisions opposite the caption “Applicable Limit” above shall be deemed to be deleted from this Confirmation) and a Number of Options equal to the number of Applicable Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 13.03 or 13.04(h) of the Indenture); provided that, the Early Conversion Unwind Payment shall not be greater than (x) the Applicable Percentage multiplied by (y) the number of Applicable Conversion Options multiplied by (z) the excess of (I) the “Conversion Rate” (as defined in the Indenture without taking into account any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 13.03 or 13.04(h) of the Indenture), multiplied by the Applicable Limit Price on the settlement date for the cash and/or Shares to be delivered pursuant to Section 13.02 of the Indenture in respect of the Excluded Convertible Securities relating to such Early Conversion Unwind Payment, over (II) USD1,000.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events/Tender Offers” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement, including, without limitation, any Conversion Unwind Payment, any Early Conversion Unwind Payment and any Repayment Unwind Payment (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) unless either (i) Counterparty shall have elected for Dealer to satisfy such Payment Obligation in cash in USD by (x) giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 noon, New York City time, on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable and (y) remaking the representation set forth in Section 7(a)(i)(A) of this Confirmation on the date of such notice, confirmed in writing within one Scheduled Trading Day or (ii) in the event of (x) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (y) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control (other than any Additional Termination Event pursuant to Section 8(a)(ii) or Section 8(a)(iii)), in either of which cases under the immediately preceding clauses (i) or (ii), the provisions of “Consequences of Merger Events/Tender Offers” above, Sections 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as the case may be, shall apply in lieu of the provisions of this Section 8(b) in respect of such Payment Obligation. In the case of any such settlement by the Share Termination Alternative, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events/Tender Offers” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, any Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, other than any such Shares that were, at the time of acquisition by Dealer, “restricted securities” within the meaning of Rule 144 under the Securities Act (any such Shares, the “Hedge Shares”), cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement substantially similar to underwriting agreements for registered secondary offerings of a substantially similar size, in form and substance reasonably satisfactory to Dealer, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of a substantially similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of a substantially similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of a substantially similar size; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a substantially similar size, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements for private placements of equity securities of a substantially similar size, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ECPG <equity> AQR” (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d) Repurchase Notices. Counterparty shall, on or prior to any day on which Counterparty effects any repurchase of Shares, give Dealer a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 9.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(d) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(e) Transfer and Assignment.

(i) Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above, (iv) Counterparty not being released from its indemnification obligations under Section 8(d) of this Confirmation, (v) such assignment only being to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended), (vi) Dealer not being, as a result of such assignment, required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount Dealer would have been required to pay to Counterparty in the absence of such assignment, (vii) there not being an Event of Default, Potential Event of Default or Termination Event as a result of such assignment, (viii) without limiting the generality of clause (v), Counterparty causing the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that the results described in clauses (vi) and (vii) will not occur upon or after such assignment and (ix) Counterparty being responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such assignment. In addition, Dealer may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement (1) in whole or in part to any affiliate of Dealer of credit quality at least equivalent to that of Dealer as of the Trade Date, (2) in whole or in part to any other affiliate of Dealer with respect to which Counterparty shall have received a full guaranty of such affiliate’s obligations from Dealer in form and substance reasonably satisfactory to Counterparty or (3) if at the time of such transfer or assignment an Excess Ownership Position exists, in part to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (I) the credit rating of Dealer at the time of the transfer and (II) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent or better rating by a substitute rating agency mutually agreed by Counterparty and Dealer, in the case of this clause (3), to the extent that an Excess Ownership Position no longer exists after giving effect to such partial transfer or assignment, in each case of the immediately preceding clauses (1), (2) and (3), only if an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment.

(ii) At any time at which any Excess Ownership Position exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 14.0% of the outstanding Shares for purposes of Section 203 of the Delaware

General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day and (B) the denominator of which is the number of Shares outstanding on such day (including, solely for such purpose, Shares that would be deemed outstanding pursuant to the last sentence of Rule 13d-3(d)(1)(i) if such sentence were applicable to the calculation of clause (B) of the definition of Equity Percentage).

(f) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the relevant Settlement Date, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period” (as defined in the Indenture, subject to the provision set forth opposite the caption “Convertible Security Settlement Method” above)) and/or delivery times (during any single Staggered Settlement Date) and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates and/or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates (including on one or more delivery times on any single Staggered Settlement Date) will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines in its good faith and reasonable discretion, based on advice of counsel in the case of the immediately following clause (ii), that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that, no such Exercise Date, Settlement Date or any other date of valuation or delivery by Dealer may be postponed or extended more than 50 “Trading Days” (as defined in the Indenture) after the original Exercise Date, Settlement Date or other date of valuation or delivery by Dealer, as the case may be.

(h) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(k) No Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof, which shall not apply with respect to the Transaction) and this Confirmation or any other agreement between the parties to the contrary, neither party shall net or set off its obligations under the Transaction against its rights against the other party under any other transaction or instrument.

(l) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(m) Early Unwind. In the event the sale by Counterparty of the “Firm Securities” is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties, which in no event shall be later than March 18, 2014) (the Premium Payment Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, unless such Early Unwind Date occurred as a result of a breach of the Purchase Agreement by the Initial Purchasers, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section 8(m), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(o) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p) Regulatory Provisions. Counterparty represents and warrants that it has received and read and understands the document titled “Risk Disclosure Statement for Over-The-Counter Derivative Option Transactions” heretofore provided by Dealer to Counterparty.

(q) Terms relating to the Agent. Dealer is not registered as a broker or dealer under the Exchange Act. Agent has acted solely as agent for Dealer and Counterparty to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(r) Broker. Agent may have been paid a fee by Dealer in connection with the Transaction. Further details will be furnished upon written request.

(s) Time of Dealing. The time of the Transaction will be furnished by Agent upon written request.

(t) Hedging and Market Activity of Dealer. Counterparty acknowledges and agrees that:

(i) During the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust Dealer’s hedge position with respect to the Transaction.

(ii) Dealer and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction.

(iii) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems in good faith to be appropriate to hedge its price and market risk with respect to the price at which this Transaction settles.

(iv) Any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the price at which this Transaction settles, each in a manner that may be adverse to Counterparty.

(u) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(v) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(w) Amendments to Equity Definitions.

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”.

(ii) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an” and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, other than in the case of a Share split, reverse Share split or equivalent transaction, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with the words “that is the result of a corporate event involving Issuer or its securities that may have a material”.

(iv) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Rafal A. Nowak, Equity Derivatives Legal Department, Facsimile No. 212-278-7365.

Yours faithfully,

SOCIETE GENERALE

By:	/s/ Judy Liu
Name: Judy Liu
Title: OTC Documentation Manager

[Signature Page to Capped Call Confirmation]

Confirmed and Acknowledged as of the date first above written:

ENCORE CAPITAL GROUP, INC.

By:	/s/ Paul Grinberg
Name: Paul Grinberg
Title: Executive Vice President

[Signature Page to Capped Call Confirmation]

Annex A

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